Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT agREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made this the 20th day of October, 2014 between PROSPERITY BANK, a Texas banking association having a principal place of business at 1301 North Mechanic Street, El Campo, TX 77437, hereinafter referred to as "Employer," and W. R. Collier, who resides at 4608 17th Street, Lubbock, Texas, hereinafter referred to as "Employee" (the "Agreement"). This Agreement amends and restates the Employment Agreement dated as of February 26, 2012 by and between Employer and Employee (the “Original Agreement”).

WHEREAS, the Original Agreement was entered into in connection with the Agreement and Plan of Reorganization, dated as of February 26, 2012 (the "Merger Agreement"), by and between Prosperity Bancshares, Inc., a Texas corporation ("Prosperity"), and American State Financial Corporation, a Texas corporation (the "Company"), and the merger of the Company into Prosperity became effective on July 1, 2012; and

WHEREAS, Employee's agreement to and compliance with the provisions of Article VI of the Original Agreement, which are unchanged in this Agreement, were a material factor, material inducement and material condition to Prosperity's participation in the transactions contemplated by the Merger Agreement. Moreover, Employee acknowledges that a substantial portion of the value of the transactions contemplated by the Merger Agreement was Employee's promises to refrain from competing with Prosperity as identified in Article VI thereof; and

WHEREAS, prior to the entry into the Merger Agreement, Employee was an owner and officer of the Company and received a substantial benefit as a result of the transactions contemplated by the Merger Agreement; and

WHEREAS, Employer and Employee desire to modify the Original Agreement to, among other things, extend the term of employment and adjust the salary and bonus provisions; and

WHEREAS, Section 9.4 of the Original Agreement provides that it may be amended by a written agreement signed by the parties thereto;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I

TERM OF EMPLOYMENT

Employer hereby employs Employee and Employee hereby accepts employment with Employer for a period of five (5) years (the “Extended Term”) beginning as of July 1, 2012, with the first three (3) years (from July 1, 2012 through June 30, 2015) referred to herein as the “Initial Term” and the subsequent two (2) years (from July 1, 2015 through June 30, 2017) referred to herein as the “Additional Term”; provided, however, that this Agreement may be terminated earlier as hereinafter provided. Following the Extended Term, Employee's employment shall continue by automatic, successive, one-month "evergreen" renewals (each such successive renewal period together with the Extended Term, the “Term”), unless either party declines to renew. A party declining to renew must provide to the other party written notice of the non-renewal at least fourteen (14) calendar days prior to the end of the then-current term.

ARTICLE II

DUTIES OF EMPLOYEE

2.1 Primary Duties. As of July 1, 2012, Employee is hereby employed by Employer as Senior Chairman – West Texas Area of Prosperity Bank and shall primarily solicit and service loan and depository accounts/relationships of Employer associated with the locations of Employer in and around West Texas, which were previously the locations of American State Bank, a Texas banking association and wholly-owned subsidiary of the Company (the "Bank"), and shall perform such other work as may be assigned to him subject to the instructions, directions, and control of Employer, which shall be consistent with the type and nature of work normally performed by senior banking officers.

2.2 Location. Employee shall work in Lubbock, Texas out of the same office that Employee has as of the date hereof and shall be furnished with such other business facilities and services sufficient to carry out his duties of office, including the use of the same assistant who provides services to Employee as of the date hereof.

2.3 Changes of Duties or Location-Mutual Consent. The duties and title of Employee and the location at which Employee shall work may be changed from time to time by the mutual consent of Employer and Employee without resulting in a rescission of this Agreement. Notwithstanding any such change, the employment of Employee shall be construed as continuing under this Agreement as modified.

ARTICLE III

ENGAGING IN OTHER EMPLOYMENT

During the Term of this Agreement, Employee shall devote all of his entire productive time, ability, and attention to the business of Employer during Employer's normal business hours; provided, however, that this provision shall not prohibit Employee from devoting such time and attention as is necessary to maintain his personal investments and ranch property. During the Term of this Agreement and during any non-competition period described in Article VI hereof, Employee shall not directly or indirectly render any services of a business, commercial, or professional nature relating to banking or financial matters to any other person or organization, whether for compensation or otherwise, without prior written consent of Employer.

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ARTICLE IV

COMPENSATION

4.1 Base Salary. As compensation for employment services rendered under this Agreement, Employee shall be entitled to receive from Employer an annual salary ("Base Salary") of $300,000, paid semi-monthly and prorated for any partial employment period during the Initial Term of this Agreement and an annual salary of $120,000, paid semi-monthly and prorated for any partial employment period during the Additional Term of this Agreement. If the Term of this Agreement continues after the last day of the Extended Term, Employee shall be entitled to receive from Employer a Base Salary of $120,000, paid semi-monthly and prorated for any partial employment period during the Term of this Agreement. The Base Salary shall be subject to review in accordance with the then existing procedures of Employer.

4.2 Bonus. During the Initial Term of this Agreement, Employee shall be entitled to receive from Employer an annual bonus of $100,000, paid in December of each year during the Initial Term.

4.3 Other Compensation. Employee shall be eligible to participate in the stock-based incentive compensation programs administered by the Board of Directors of Prosperity pursuant to the terms of the plans then in effect.

ARTICLE V

REIMBURSEMENT OF EMPLOYEE BUSINESS EXPENSES AND
PARTICIPATION IN EMPLOYER BENEFIT PLANS

5.1 Out of Pocket Expenses. Employee is authorized to incur reasonable business expenses for promoting the business of Employer, including expenditures for entertainment, meals and travel and other similar business expenses. Employer will reimburse Employee from time to time for all such business expenses provided that Employee presents Employer with appropriate documentation of such expenditures in accordance with Employer's established procedures relating to such reimbursements.

5.2 Participation in Employer Benefit Plans. Until the termination of Employee's employment, Employee will be eligible to participate in all employee benefit plans generally available to the officers and employees of Employer and in accordance with the terms of such plans.

5.3 Automobile. During the Term of this Agreement, Employer shall continue to provide Employee with the use of the automobile used by Employee as of the date hereof.

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5.4 Cell Phone Allowance. During the Term of this Agreement, Employer shall provide Employee with a monthly cell phone allowance of $100 paid through the normal payroll practices of Employer.

5.5 Social Club Membership. During the Term of this Agreement, Employer shall provide Employee with a monthly social club allowance of $635 paid through the normal payroll practices of Employer.

5.6 Reimbursements and In-Kind Benefits in General. All reimbursements under this Agreement shall be paid to Employee as soon as administratively practicable after Employee has provided the appropriate documentation, but in no event shall any reimbursements be paid later than the last day of the calendar year following the calendar year in which the expense was incurred. Notwithstanding anything herein to the contrary, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"): (a) the amount of expenses eligible for reimbursement or in-kind benefits provided under this Agreement during a calendar year will not affect the expenses eligible for reimbursement or in-kind benefits provided in any other calendar year, and (b) the right to reimbursement or in-kind benefits provided under this Agreement shall not be subject to liquidation or exchange for another benefit.

5.7 Deferred Compensation Plan. From and after July 1, 2012, Employer will assume and honor the Management Security Plan of American State Bank, Amended and Restated, effective as of January 1, 2005, by and between Employee and the Bank, as was in effect on February 26, 2012 (the execution date of the Original Agreement), and Employer will not amend or terminate such agreement without the consent of Employee.

ARTICLE VI

NON-DISCLOSURE, NON-COMPETITION AND NON-SOLICITATION COVENANT

6.1     Non-Disclosure Obligations.

(a)     "Confidential Information" means and includes Employer's confidential and/or proprietary information and/or trade secrets, including those that have been and/or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to, the following: information regarding past, current and prospective customers and investors and business affiliates, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques; including contact names, services provided, pricing, type and amount of services used, financial data; pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and other such confidential or proprietary information. Employee acknowledges that Employer's business is highly competitive, that this Confidential Information constitutes a valuable, special and unique asset used by Employer in its business, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Employer.

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(b)     Employer promises and agrees that during the Term and as part of the employment under this Agreement, Employer shall provide Employee with Confidential Information. Employee acknowledges that (i) Employer has devoted substantial time, effort, and resources to develop and compile the Confidential Information; (ii) public disclosure of such Confidential Information would have an adverse effect on the business of Employer; (iii) Employer would not disclose such information to the Employee, nor would it employ or continue to employ the Employee without the agreements and covenants set forth in this Section 6.1; and (iv) the provisions of this Section 6.1 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

(c)     Employee agrees that Employee will not, at any time during his employment with Employer or after the termination of such employment with Employer for any reason, make any unauthorized disclosure, directly or indirectly, of any Confidential Information of Employer, or third parties, or make any use thereof, directly or indirectly, except in working for Employer. Employee also agrees that Employee shall deliver promptly to Employer upon the termination of employment or at any other time at Employer's request, without retaining any copies, all documents and other material in Employee's possession relating, directly or indirectly, to any Confidential Information or other information of Employer, or Confidential Information or other information regarding third parties, learned as an employee of Employer.

6.2 Non-Competition Obligations. Employer shall continue to provide Employee with Confidential Information relating to Employer's business and specialized training regarding Employer's methodologies and business strategies, which will enable Employee to perform his job for Employer. Employee also will have immediate access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint ventures, investors, financing sources, etc., of Employer. Ancillary to the consideration provided pursuant to Section 6.4 hereof, including but not limited to Employer's agreement to provide Confidential Information to Employee and Employee's agreement not to disclose Confidential Information, and in order to protect the Confidential Information, Employer and Employee agree to the non-competition provisions set forth in this Article VI.

6.2.1 Employee Obligations. Employee agrees that, for the Non-Competition Period, Employee will not, except as an employee of Employer, in any capacity for Employee or others, directly or indirectly:

(a)     compete or engage, anywhere in the geographic area comprised of the one hundred twenty-five (125) mile radius surrounding the Bank’s former office located at 1401 Avenue Q, Lubbock, Texas, plus the area comprised of the one hundred twenty-five (125) mile radius surrounding any other former Bank location where Employee was located within the twelve (12) months immediately preceding the date the employment of Employee was terminated (the “Market Area”), in a business similar to that of Employer, or compete or engage in that type of business which Employer has plans to engage in, or any business which Employer has engaged in during the preceding twelve (12) month period if within the twenty-four (24) months before the termination of Employee's employment, Employee had access to information regarding the proposed plans or the business in which Employer engaged;

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(b)     take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by or be connected in any manner with any partnership, corporation or other business or entity engaging in a business similar to that of Employer anywhere within the Market Area. Notwithstanding the foregoing, the Employee is permitted hereunder to own, directly or indirectly, up to one percent (1%) of the issued and outstanding securities of any publicly traded financial institution conducting business in the Market Area;

(c)     call on, service or solicit competing business from customers or prospective customers of Employer if, within the twelve (12) months before the termination of Employee's employment, Employee had or made contact with the customer, or had access to information and files about the customer; or

(d)     call on, solicit or induce any employee of Employer whom Employee had contact with, knowledge of, or association with in the course of employment with Employer to terminate employment from Employer, and will not assist any other person or entity in such activities.

6.2.2 Non-Competition Period. The Non-Competition Obligations set forth in Article VI of this Agreement shall apply from the date of termination through July 1, 2017 (the "Non-Competition Period").

6.3 Non-Competition Covenant Reasonable. The parties to this Agreement hereby agree that the non-competition provisions set forth in this Article VI are ancillary to this Agreement, which is an otherwise enforceable agreement. Employee agrees that any work performed by Employee for any competitor of Employer during the Non-Competition Period inevitably would lead to Employee's unauthorized use of Employer's Confidential Information, even if such use were unintentional. Because it would be impossible, as a practical matter, to monitor, restrain, or police Employee's use of such Confidential Information other than by Employee's not working for a competitor, Employee agrees that restricting such employment as set forth in this Agreement is the narrowest way to protect Employer's interests, and the narrowest way of enforcing Employee's consideration for the receipt of Employer's specialized training and Confidential Information (namely, Employee's promise not to use or disclose that Confidential Information and/or specialized training).

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6.4 Consideration. In consideration for the above obligations of the Employee, Employer agrees to pay Employee an aggregate of $300,000 in six semi-annual payments of $50,000 to be paid on each June 30th and December 31st beginning on December 31, 2012, and ending on June 30, 2015; provided, however, that Employee must be employed by Employer on the date such payment is due, except as provided in Section 8.6(b). In addition, Employer agrees to continue to provide Employee with access to Confidential Information relating to Employer's business and to highly specialized training regarding Employer's methodologies and business strategies, which enable Employee to perform his job for Employer. Employee also has access to, or knowledge of, new Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources, etc. of Employer.

6.5 Enforcement and Legal Remedies. Employer and Employee acknowledge and agree that breach of any of the covenants made by Employee in this Agreement would cause irreparable injury to Employer, which could not sufficiently be remedied by monetary damages; and, therefore, that Employer shall be entitled to obtain such equitable relief as declaratory judgments; temporary, preliminary and permanent injunctions, without posting of any bond, and order of specific performance to enforce those covenants or to prohibit any act or omission that constitutes a breach thereof. If Employer must bring suit to enforce this Agreement the prevailing party shall be entitled to recover its attorneys' fees and costs related thereto.

6.6 Tolling. In the event that Employer shall file a lawsuit in any Court of competent jurisdiction alleging a breach of the non-competition provisions of this Agreement by the Employee, then any time period set forth in this Agreement including the time periods set forth above, will be extended one month for each month the Employee was in breach of this Agreement, so that Employer is provided the benefit of the full Non-Competition Period.

ARTICLE VII

PROPERTY RIGHTS

7.1     Trade Secrets and Confidentiality. During the Term, Employee will have access to and become familiar with Confidential Information owned by Employer and regularly used in the operation of the business of Employer. Employee shall not disclose any such Confidential Information, directly or indirectly, nor use it in any way, either during the Term or at any time thereafter, except as required in the course of his employment with Employer. All Confidential Information, whether or not prepared by Employee, shall remain the exclusive property of Employer and shall not be removed from the premises of Employer under any circumstances without the prior written consent of Employer, provided, however, that Employee may remove such items for the purpose of furthering the business of Employer if such action is consistent with the past practices of Employer. All items removed from the premises of Employer and all copies or summaries thereof shall be returned to Employer upon the termination of employment of Employee.

7.2     Business Plans and Improvements. Employee agrees that he will promptly from time to time fully inform and disclose to Employer all processes, designs, improvements and business plans which he now has or may hereafter have during the term of this Agreement which pertain or relate to the business of Employer or to any experimental work carried on by Employer, whether conceived by Employee alone or with others and whether or not conceived during regular working hours. All such processes, designs, improvements, formulas, business plans, technologies and discoveries shall be the exclusive property of Employer.

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ARTICLE VIII

TERMINATION RIGHTS

8.1 Termination for Cause by the Employer. The Employer may terminate Employee's employment for Cause (as defined hereinafter), such termination to be effective immediately upon written notice to Employee. Any termination of Employee's employment under this Section 8.1 will not be in limitation of any other right or remedy which the Employer may have under this Agreement, at law, or in equity. The term “Cause” means (a) fraud, embezzlement, theft or misappropriation of funds or other property of the Employer, (b) self-dealing or gross negligence in the performance by Employee of his duties pursuant to this Agreement, (c) the repeated failure or refusal by Employee to perform his duties to the Employer as provided herein, other than due to Disability, (d) the commission by Employee of any willful acts of bad faith or gross misconduct against the Employer, (e) the indictment of Employee for a felony or other criminal act involving dishonesty, whether or not relating to his employment with the Employer, (f) the repeated breach of a lawful, established policy or procedure of the Employer; provided that with respect to clauses (c) and (f), Employer shall give Employee written notice of the breach or other failure on the part of Employee and the actions necessary to correct such breach, if applicable. If Employee fails to cure the breach or failure within fifteen (15) days of receipt of such notice or if the breach or failure is incurable, Employer may proceed to terminate Employee's employment for Cause without further notice.

8.2 Termination by Employer Upon Employee's Disability. The Employer may terminate Employee's employment upon a determination of Disability (as defined below), such termination to be effective immediately upon written notice to Employee. The term “Disability” means Employee's inability to perform his usual services to the Employer because of mental or physical illness or injury for the consecutive days as defined in the Employer’s disability policy then in effect, which inability to perform will be determined by a physician selected by the Employer.

8.3 Termination Upon Employee's Death. In the event of Employee's death, Employee’s employment under this Agreement shall immediately terminate.

8.4 Termination by Employer Other Than for Cause, Disability or Death. Notwithstanding anything to the contrary contained in this Agreement, the Employer may terminate this Agreement for any or no reason during the Term (i.e., other than for Cause or Disability), such termination to be effective immediately upon the giving of written notice to Employee from the Employer.

8.5 Termination by Employee. Employee shall have the right, at his election and for any reason prior to the expiration of the Term of this Agreement, to voluntarily terminate his employment with Employer upon thirty (30) days written notice.

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8.6 Certain Payments Following Termination of Employment.

(a)     If Employee’s employment with the Employer is terminated by the Employer for Cause or Disability or if Employee voluntarily terminates employment with the Employer, Employee shall thereafter be entitled to receive from the Employer payment of any accrued but unpaid Base Salary and allowances and reimbursements through the date of such termination, and Employee's obligations set forth in Article VI shall continue during the Non-Competition Period.

(b)     If Employee’s employment with the Employer is terminated by the Employer for any reason other than for Cause, Disability or death during the Term, Employee shall be entitled to receive from the Employer (i) payment of accrued but unpaid Base Salary, allowances and reimbursements through the date of such termination and (ii) provided Employee executes a release in a form acceptable to the Employer (the "Release") within forty-five (45) days after receipt of such Release provided by Employer and Employee does not revoke the Release during any applicable revocation period, Employee shall be entitled to a lump sum payment, on the sixtieth (60th) day following the date of termination, equal to payment of (A) Base Salary for the remaining portion of the Initial Term of this Agreement, if any, (B) Bonus for the remaining portion of the Initial Term of this Agreement, if any and (C) any non-compete payment that would be payable pursuant to Section 6.4 for the remaining portion of the Initial Term of this Agreement, each less applicable statutory deductions. Further, Employee's obligations set forth in Article VI shall continue during the Non-Competition Period.

(c)     If Employee’s employment with the Employer is terminated by the Employer upon Employee's death, Employee's legal representatives shall thereafter be entitled to receive from the Employer payment of any accrued but unpaid Base Salary and allowances and reimbursements through the date of such termination, and Employee's obligations set forth in Article VI shall automatically cease.

8.7 Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, if at the time of Employee's termination of employment with Employer, Employee is a "specified employee" as defined in Section 409A of the Code, then to the extent that any amount to which Employee is entitled in connection with the termination of his employment is subject to Section 409A, payments of such amounts to which Employee would otherwise be entitled during the six (6) month period following Employee's termination of employment will be accumulated and paid in a lump sum on the first day of the seventh month after the date of Employee's termination of employment. The first sentence of this paragraph shall apply only to the extent required to avoid Employee's incurrence of any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder.

Notwithstanding any provision of this Agreement to the contrary, to the extent that any payment under the terms of this Agreement would constitute an impermissible acceleration of payments under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, such payments shall be made no earlier than at such times allowed under Section 409A of the Code.

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If any provision of this Agreement (or of any award of compensation) would cause Employee to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, Employer may reform such provision; provided that Employer shall (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code and (ii) notify and consult with Employee regarding such amendments or modifications prior to the effective date of any such change.

8.8 Return of Property. Upon the expiration of the Term or the termination of this Agreement or of Employee’s employment hereunder for any reason, Employee (or Employee’s executor or personal representative in the event of Employee’s death or Disability) shall, within ten (10) days thereafter, return to the Employer all property of the Employer, including, but not limited to, all keys, credit cards, and all other property of the Employer in Employee's possession.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of the Agreement, but each party may change its address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three (3) days after mailing.

9.2 Entire Agreement. This Agreement sets forth the entire agreement of the parties relating to the subject matter hereof, and supersedes any other employment agreements or understandings, written or oral, between the Employer and/or its predecessors and the Employee. The Employee has no oral representations, understandings or agreements with the Employer or any of its officers, directors or representatives covering the same subject matters as this Agreement. The Agreement is the final, complete and exclusive statement and expression of the agreement between the Employer and the Employee and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements.

9.3 Governing Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas.

9.4     Modification. This Agreement shall not be amended, modified, or altered in any manner except in writing signed by both parties.

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9.5     Failure to Enforce Not Waiver. Any failure or delay on the part of either Employer or Employee to exercise any remedy or right under this Agreement shall not operate as a waiver. The failure of either party to require performance of any of the terms, covenants, or provisions of this Agreement by the other party shall not constitute a waiver of any of the rights under the Agreement. No forbearance by either party to exercise any rights or privileges under this Agreement shall be construed as a waiver, but all rights and privileges shall continue in effect as if no forbearance had occurred. No covenant or condition of this Agreement may be waived except by the written consent of the waiving party. Any such written waiver of any term of this Agreement shall be effective only in the specific instance and for the specific purpose given.

9.6     Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Article VI shall survive early termination or expiration of the Term of this Agreement.

9.7     Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall remain in full force and effect, as if this Agreement has been executed without any such invalid provisions having been included. Such invalid provision shall be reformed in a manner that is both (i) legal and enforceable, and (ii) most closely represents the parties' original intent.

9.8     Attorneys' Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which he may be entitled.

9.9     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

9.10     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Employer and Employee, and their respective heirs, executors, administrators, successors and assigns, including, without limitation, any successor by merger, consolidation or stock purchase of Employer and any entity or person that acquires all or substantially all of the assets of Employer.

[Signature Page Follows]

W. R. Collier

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed as of the date first written above.

PROSPERITY BANK, EMPLOYER

By:	/s/ David Zalman
David Zalman
Senior Chairman and Chief Executive Officer

EMPLOYEE

By:	/s/ W. R. Collier
W. R. Collier

[Signature Page to Amended and Restated Employment Agreement]